Exhibit 4.1

EXECUTION VERSION

ATOSSA GENETICS INC.

WARRANT AGENCY AGREEMENT

This WARRANT AGENCY AGREEMENT (this “Warrant Agreement”) dated as of May 30, 2018 (the “Issuance Date”), is by and between Atossa Genetics Inc., a Delaware corporation (the “Company”) and VStock Transfer, LLC (the “Warrant Agent”).

WHEREAS, the Company is engaged in a public rights offering (the “Offering”) of Series B Convertible Preferred Stock, par value $0.001 per share, together with Warrants (as defined below) to purchase common stock, par value $0.18 per share (“Common Stock”) and, in connection therewith, has distributed to holders of its Common Stock subscription rights to purchase units in the Offering (the “Units”). Each Unit consists of one (1) share of Preferred Stock and 284 Warrants (collectively, the “Warrants” and, together with the Units, the Shares and Warrant Shares (as defined below), the “Securities”). Each Warrant will be exercisable for one (1) share of Common Stock at an exercise price of $4.05 per share, subject to adjustment as described herein;

WHEREAS, the Company has filed with the U.S. Securities and Exchange Commission (the “Commission”) a Registration Statement, No. 333-223949 on Form S-1 (as the same may be amended from time to time, the “Registration Statement”) for the registration, under the Securities Act of 1933, as amended (the “Securities Act”) of, among other securities, the Warrants and the Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”), and such Registration Statement was declared effective on May 9, 2018;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange and exercise of the Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants or if the Warrants are held in “street name”, a Participant (as defined below) or a designee appointed by such Participant (each a “Holder”); and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid and binding obligations of the Company, and to authorize the execution and delivery of this Warrant Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.	Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants in accordance with the express terms and conditions set forth in this Warrant Agreement (and no duties or obligations shall be inferred or implied), and the Warrant Agent hereby accepts such appointment and agrees to perform the same. The Warrant Agent shall not assume any obligations or relationship of agency or trust with any of the Holders.

2.	Warrants.

2.1           Form of Warrant. Each Warrant shall be issued in registered form only, shall be in substantially the form attached as Exhibit A hereto, the provisions of which are incorporated herein, and shall be signed by, or bear the facsimile signature of, the Chief Executive Officer, Treasurer, or Secretary of the Company. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance. All of the Warrants shall initially be represented by one or more book-entry certificates (each a “Book-Entry Warrant Certificate”).

2.2           Effect of Countersignature. Unless and until countersigned by the Warrant Agent pursuant to this Warrant Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the Holder thereof.

2.3           Registration.

2.3.1       Warrant Register. The Warrant Agent shall maintain books (“Warrant Register”), for the registration of the original issuance and the registration of any transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective Holders in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. To the extent the Warrants are eligible for the book entry and depository services of The Depository Trust Company (“DTC Eligible”) as of the Issuance Date, all of the Warrants shall be represented by one or more Book-Entry Warrant Certificates deposited with The Depository Trust Company (the “Depository”) and registered in the name of Cede & Co., a nominee of the Depository. Ownership of beneficial interests in the Book-Entry Warrant Certificates shall be shown on, and the transfer of such ownership shall be effected through, records maintained (i) by the Depository or its nominee for each Book-Entry Warrant Certificate; (ii) by institutions that have accounts with the Depository (such institution, with respect to a Warrant in its account, a “Participant”); or (iii) directly on the book-entry records of the Warrant Agent with respect only to owners of beneficial interests that represent such direct registration.

If the Warrants are not DTC Eligible as of the Issuance Date or the Depository subsequently ceases to make its book-entry settlement system available for the Warrants, the Company may instruct the Warrant Agent to make other arrangements for book-entry settlement within ten (10) days after the Depository ceases to make its book-entry settlement available. In the event that the Company does not make alternative arrangements for book-entry settlement within ten (10) days or the Warrants are not eligible for, or it is no longer necessary to have the Warrants available in, book-entry form, the Warrant Agent shall provide written instructions, upon receipt of instructions from the Company, to the Depository to deliver to the Warrant Agent for cancellation each Book-Entry Warrant Certificate, and the Company shall instruct the Warrant Agent to deliver to the Holders definitive warrant certificates in physical form evidencing such Warrants. Such definitive warrant certificates shall be in substantially the form annexed hereto as Exhibit A (“Warrant Certificates”).

2.3.2       Beneficial Owner; Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant shall be registered upon the Warrant Register (“Registered Holder”), as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant Certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Any person in whose name ownership of a beneficial interest in the Warrants evidenced by a Book-Entry Warrant Certificate is recorded in the records maintained by the Depository or its nominee shall be deemed the “beneficial owner” thereof.

2.4           FAST Program. If the Company’s transfer agent and registrar (“Transfer Agent”) is not participating in the Depository’s Fast Automated Securities Transfer Program and the Registered Holder requests that the shares of Common Stock be issued or registered to a holder other than the Registered Holder, then an ink-original Notice of Exercise and a medallion guarantee shall be required.

2.5           Separate Transferability of Warrants. The Warrants will be issued as a separate security from any Preferred Stock issued concurrently in the offering of the Warrants and will be separately transferable immediately upon issuance.

2.6           Uncertificated Warrants. Notwithstanding the foregoing and anything else herein to the contrary, the Warrants may be issued in uncertificated form.

3.	Terms and Exercise of Warrants.

3.1           Exercise Price. Each Warrant shall entitle the Holder, subject to the provisions of such Warrant, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $4.05 per share, subject to the subsequent adjustments provided in Section 4 hereof. The term “Exercise Price” as used in this Warrant Agreement refers to the price per share at which Common Stock may be purchased at the time a Warrant is exercised.

3.2           Duration of Warrants. A Warrant may be exercised only during the period (“Exercise Period”) commencing on the Issuance Date and terminating at 5:00 P.M., New York City time on May 30, 2022 (“Expiration Date”). Each Warrant not exercised on or before the Expiration Date shall become null and void, and all rights thereunder and all rights in respect thereof under this Warrant Agreement shall cease at 5:00 P.M. New York City time on the Expiration Date. The Company shall give prompt written notice to the Warrant Agent if the Company recalls the Warrant pursuant to the Warrant, and upon the Warrant Agent’s receipt of such notice, the Warrant Agent will cancel the Warrant.

3.3           Exercise of Warrants.

3.3.1       Exercise and Payment. A Registered Holder may exercise a Warrant by delivering, not later than 5:00 P.M., New York City time, on any Business Day during the Exercise Period to the Warrant Agent at its corporate actions department (i) the Warrant Certificate evidencing the Warrants to be exercised, or, in the case of a Book-Entry Warrant Certificate, the Warrants to be exercised shown on the records of the Depository to an account of the Warrant Agent at the Depository designated for such purpose in writing by the Warrant Agent to the Depository from time to time, if required hereunder, and (ii) a duly executed facsimile copy (or email attachment) or other method of delivery of a notice to purchase the Warrant Shares underlying the Warrants to be exercised (a “Notice of Exercise”), properly completed and duly executed by the Holder in the form attached to the Warrant Certificate or, in the case of a Book-Entry Warrant Certificate, properly delivered by the Participant in accordance with the Depository’s procedures (the “Exercise Date”), provided that the aggregate Exercise Price for the shares specified in the applicable Notice of Exercise by wire transfer or cashier’s check drawn on a United States bank, unless the cashless exercise procedure specified in Section 3.3.7 below is specified in the applicable Notice of Exercise, shall be delivered within one Business Day following the Exercise Date. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise form be required, so long as the Warrant Shares are to be issued to the Registered Holder of the Warrant. In connection with the exercise of Warrants, the original Warrant Certificate evidencing the Warrants to be exercised shall not be required to be delivered to the Company until the Holder has purchased all of the Warrant Shares under the Warrants have been exercised in full, in which case the Holder shall surrender this Warrant for cancellation within 3 Trading Days of the date on which the final Notice of Exercise is delivered to the Company. Partial exercises of the Warrant Certificate resulting in purchases of a portion of the total number of Warrant Shares available thereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Warrant Agent shall maintain records showing the number of Warrant Shares purchased and the date of such purchases.

If either the Notice of Exercise or the Exercise Price therefor, is received by the Warrant Agent after 5:00 P.M., New York City time, on the specified Exercise Date, the Warrants will be deemed to be received and exercised on the Business Day next succeeding the specified Exercise Date. If the date specified as the Exercise Date is not a Business Day, the Warrants will be deemed to be received and exercised on the next succeeding day that is a Business Day. If the Warrants are received or deemed to be received after the Expiration Date, the exercise thereof will be null and void and any funds delivered to the Warrant Agent will be returned to the Holder. In no event will interest accrue on funds deposited with the Warrant Agent in respect of an exercise or attempted exercise of Warrants. The validity of any exercise of Warrants will be determined by the Company in its sole discretion and such determination will be final and binding upon the Holder and the Company. The Warrant Agent shall use reasonable commercial efforts to deliver any objection to any Notice of Exercise within one (1) Trading Day of receipt of such notice. “Trading Day” means any day on which the Common Stock is traded on a Trading Market.

The Warrant Agent shall forward funds received for warrant exercises in a given month by the 5th Business Day of the following month by wire transfer to an account designated by the Company and shall confirm the balance in such account at any time following a request from the Company.

If fewer than all of the Warrants evidenced by a Warrant Certificate are exercised, at the request of a Holder and upon surrender of such Warrant Certificate, a new Warrant Certificate for the number of unexercised Warrants remaining shall be executed by the Company and delivered to the Holder at the address specified on the books of the Warrant Agent or as otherwise specified by such Holder. If fewer than all of the Warrants evidenced by a Book-Entry Warrant Certificate are exercised, a notation shall be made to the records maintained by the Depository, its nominee for each Book-Entry Warrant Certificate, or a Participant, as appropriate, evidencing the balance of the Warrants remaining after such exercise.

As used herein, the term “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law or executive order to remain closed.

3.3.2       Exercise in Event of Company Change of Control. Upon the merger, consolidation, sale of substantially all of our assets, or other similar transaction occurring prior to the Expiration Date, Registered Holders of Warrants shall, at the option of the Company, be required to exercise the warrants immediately prior to the closing of the transaction, or such Warrants shall automatically expire. In such event, the Company will provide notice to Registered Holders at least 30 days prior to the anticipated closing so that Registered Holders may elect to exercise their Warrants in accordance with Section 3.3.1.

3.3.3       Deliveries of Warrant Shares upon Exercise. The Warrant Agent shall, within two (2) Trading Days following the Exercise Date of any Warrant, advise the Company and Transfer Agent in respect of (i) the number of Warrant Shares issued upon such exercise in accordance with the terms and conditions of this Warrant Agreement, (ii) the instructions of each Holder with respect to delivery of the Warrant Shares issued upon such exercise and, in case of Warrant Certificates, the balance, if any, of the Warrants remaining after such exercise, (iii) in case of a Book-Entry Warrant Certificate, the notation that shall be made to the records maintained by the Depository, its nominee for each Book-Entry Warrant Certificate, or a Participant, as appropriate, evidencing the balance, if any, of the Warrants remaining after such exercise and (iv) such other information as the Company and the Transfer Agent shall reasonably require.

The Company shall, within the earlier of (i) two (2) Trading Days or (ii) the number of Trading Days comprising the Standard Settlement Period (as defined below) next succeeding the Exercise Date of any Warrant and the clearance of the funds in payment of the Exercise Price, cause its Transfer Agent to execute, issue and deliver to the Warrant Agent the Warrant Shares to which such registered holder or Participant, as the case may be, is entitled, in fully registered form, registered in such name or names as may be directed by such Registered Holder or the Participant, as the case may be. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Exercise

In lieu of delivering physical certificates representing the Warrant Shares issuable upon exercise, provided the Company’s Transfer Agent is participating in the Depository’s Fast Automated Securities Transfer program, the Company shall use its reasonable best efforts to cause its Transfer Agent to electronically transmit the Warrant Shares issuable upon exercise to the Depository by crediting the account of the Depository or of the Participant through its Deposit Withdrawal Agent Commission system. The time periods for delivery described in the immediately preceding paragraph shall apply to the electronic transmittals described herein. While any Warrant is outstanding, the Company shall maintain a Transfer Agent that participates in the Depository’s Fast Automated Securities Transfer Program.

3.3.4       Valid Issuance. All Warrant Shares issued upon the proper exercise of a Warrant in conformity with this Warrant Agreement shall be validly issued, fully paid and nonassessable. Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant. Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

3.3.5       No Fractional Exercise. Warrants may be exercised only in whole numbers of Warrant Shares. No fractional Warrant Shares or scrip representing fractional Warrant Shares are to be issued upon the exercise of a Warrant, but rather the Warrant Agent shall, at the direction of the Company, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or the number of Warrant Shares to be issued shall be rounded up to the nearest whole number. The Warrant Agent shall have no obligation to make fractional payments provided by this Section 3.3.5 unless the Company shall have provided the necessary funds to pay in full all amounts due and payable with respect thereto.

3.3.6       No Transfer Taxes. The Warrant Agent shall not be required to pay any stamp or other tax or governmental charge required to be paid in connection with any transfer involved in the issue of the Warrant Shares upon the exercise of Warrants, and in the event that any such transfer is involved, neither the Company nor the Warrant Agent shall be required to issue or deliver any Warrant Shares until such tax or other charge shall have been paid or it has been established to the Company’s and the Warrant Agent’s satisfaction that no such tax or other charge is due.

3.3.7       Date of Issuance. Each person in whose name any such certificate for Warrant Shares is issued or to whom Warrant Shares are credited to such person’s account at the Depository shall for all purposes be deemed to have become the holder of record of such shares as of the time that a duly executed Notice of Exercise is delivered in accordance with Section 3.3.1, provided that, in the case of a cash exercise, payment of the aggregate Exercise Price is made within two (2) Trading Days after the delivery of the Notice of Exercise, and if the payment of the Aggregate Exercise Price is not made within two (2) Trading Days after the delivery of the Notice of Exercise, the Holder shall be deemed to have become the holder of record of Warrant Shares on the first Trading Day after the date on which the aggregate Exercise Price has been paid, irrespective of the date of delivery of such certificate or the date the Warrant Shares are credited to such person’s account at the Depository, except that, if the date of such delivery of Notice of Exercise is a date when the stock transfer books of the Company are closed, such person or entity shall be deemed to have become the holder of record of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

3.3.8       Cashless Exercise Under Certain Circumstances.

(i) The Company shall provide to the Registered Holder and the Warrant Agent prompt written notice of any time that the Company is unable to issue the Warrant Shares via DTC transfer or otherwise (without restrictive legend), because (A) the Commission has issued a stop order with respect to the Registration Statement, (B) the Commission otherwise has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently, (C) the Company has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently, (D) the prospectus contained in the Registration Statement is not available for the issuance of the Warrant Shares to the Holder, or (E) otherwise (each a “Restrictive Legend Event”). To the extent that a Restrictive Legend Event occurs, after the Holder has exercised a Warrant in accordance with the terms of the Warrants but prior to the delivery of the Warrant Shares, the Company shall, at the election of the Registered Holder to be given within five (5) days of receipt of notice of the Restrictive Legend Event, either (A) rescind the previously submitted Notice of Exercise and the Company shall return all consideration paid by registered holder for such shares upon such rescission or (B) treat the attempted exercise as a cashless exercise as described in the next paragraph and refund the cash portion of the Exercise Price to the Holder.

(ii) If a Restrictive Legend Event has occurred then the Warrants shall only be exercisable on a cashless basis. Notwithstanding anything herein to the contrary, the Company shall not be required to make any cash payments or net cash settlement to the Holder in lieu of issuance of the Warrant Shares. Upon a “cashless exercise,” the Holder shall be entitled to receive a certificate (or book entry) for the number of Warrant Shares equal to the quotient obtained by dividing [(A-B) * (X)] by (A), where:

(A) =	the five-day VWAP immediately preceding the time of delivery of the Notice of Exercise giving rise to the applicable “cashless exercise,” as set forth in the applicable Notice of Exercise;
(B) =	the Exercise Price of the Warrant, as adjusted hereunder; and
(X) =	the number of Warrant Shares that would be issuable upon exercise of the Warrant in accordance with the terms of the Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

Upon receipt of a Notice of Exercise for a cashless exercise, the Warrant Agent will promptly deliver a copy of the Notice of Exercise to the Company to confirm the number of Warrant Shares issuable in connection with the cashless exercise. The Company shall calculate and transmit to the Warrant Agent, and the Warrant Agent shall have no obligation under this section to calculate, the number of Warrant Shares issuable in connection with the cashless exercise.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (i) if the Common Stock is then listed or quoted on the NYSE MKT, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market, the New York Stock Exchange, the OTCQB or the OTCQX (or any successors to any of the foregoing) (each, a “Trading Market”), the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time)), (ii) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (iii) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (iv) in all other cases, the fair market value of a share of Common Stock as mutually determined by the Company and the Holder, provided that, if the Company and the Holder are unable to agree upon the fair market value of such security, then the fair market value will be determined by an independent appraiser selected in good faith by the purchasers of a majority in interest of the securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

3.3.9       Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Warrant Agent shall cause the Transfer Agent to promptly issue to the applicable Holders the number of Warrant Shares that are not disputed.

3.3.10       Share Delivery Failure. If the Company shall fail, for any reason or for no reason, to issue to the Holder within two (2) Trading Days after receipt of the applicable Notice of Exercise (the “Share Delivery Deadline”), a certificate for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise of a Warrant or credit the Holder’s balance account with the Depository for such number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise of this Warrant (as the case may be, but in each case without a restrictive legend) (a “Delivery Failure”), then the Holder will have the right to rescind such exercise. If a Delivery Failure occurs and if on or after such Share Delivery Deadline the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of all or any portion of the number of shares of Common Stock issuable upon such exercise that the Holder so anticipated receiving from the Company, then, in addition to all other remedies available to it, the Company shall, within two (2) Trading Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to 100% of the Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (including, without limitation, by any other person in respect, or on behalf, of the Holder) (the “Buy-In Price”), at which point the Company’s obligation to so issue and deliver such certificate or credit the Holder’s balance account with the Depository for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise hereunder (as the case may be) (and to issue such shares of Common Stock) shall terminate, or (ii) promptly honor its obligation to so issue and deliver to the Holder a certificate or certificates representing such shares of Common Stock or credit the Holder’s balance account with the Depository for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise hereunder (as the case may be) and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock multiplied by (B) the lowest Closing Sale Price of the shares of Common Stock on any trading day during the period commencing on the date of the applicable Notice of Exercise and ending on the date immediately preceding the date of such issuance and payment under this clause (ii). If the Company fails for any reason to deliver to the Holder the Common Stock subject to a Notice of Exercise by the Share Delivery Deadline, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Common Stock subject to such exercise (based on the VWAP of the Common Stock on the date of the applicable Notice of Exercise), $10 per trading day (increasing to $20 per trading day on the fifth trading day after such liquidated damages begin to accrue) for each Trading Day after such Share Delivery Deadline until such shares of Common Stock are delivered or Holder rescinds such exercise.

“Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the NASDAQ Capital Market, as reported by Bloomberg, or, if the NASDAQ Capital Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or the last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the NASDAQ Capital Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as determined in good faith by the Company. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

3.3.11       Cost Basis Information.

(i) In the event of a cash exercise, the Company hereby instructs the Warrant Agent to record cost basis for newly issued shares as follows: the Exercise Price per share of the Common Stock under the Warrant shall be $4.05, subject to adjustment hereunder.

(ii) In the event of a cashless exercise: the Company shall provide cost basis for shares issued pursuant to a cashless exercise at the time the Company confirms the number of Warrant Shares issuable in connection with the cashless exercise to the Warrant Agent pursuant to Section 3.3.7 hereof.

4.	Certain Adjustments.

4.1       Stock Dividends and Splits. If the Company, at any time while a Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distribution on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of such Warrant), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of such Warrant shall be proportionately adjusted such that the aggregate Exercise Price of such Warrant shall remain unchanged. Any adjustment made pursuant to this Section 4.1 shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification. The Company shall promptly notify Warrant Agent of any such adjustment and give specific instructions to Warrant Agent with respect to any adjustments to the Warrant Register.

4.2       Pro Rata Distributions. During such time as the Warrants are outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), then the Exercise Price shall be decreased, effective immediately after the effective date of such Distribution, by the amount of cash and/or the fair market value (as determined by the Board in good faith) of any securities or other assets paid on each share of Common Stock in respect of such Distribution.

4.3       Other Events. If any event occurs of the type contemplated by the provisions of Section 4.1 or 4.2 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features to all holders of Common Stock for no consideration), then the Company’s Board of Directors will in good faith make an adjustment in the Exercise Price and the number of Warrant Shares so as to protect the rights of each Holder.

4.4       Notices of Events or Changes in Warrant. Upon every adjustment of the Exercise Price or the number of Warrant Shares, or of any other event specified in Section 4.1, 4.2 or 4.3, the Company shall promptly give written notice thereof to the Warrant Agent, which notice shall include a reasonably detailed description of such event, and shall state the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of Warrant Shares purchasable upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based, and any other relevant instructions in connection therewith. The Company further agrees that it will provide to the Warrant Agent with any new or amended Warrant exercise terms. Upon the occurrence of an adjustment of the Exercise Price or the number of Warrant Shares or any event specified in Sections 4.1, 4.2 or 4.3, then, in any such event, the Company shall give written notice to each Holder, at the last address set forth for such Holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.5       Form of Warrant. The form of Warrant annexed hereto as Exhibit A need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Exercise Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Warrant Agreement. However, the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

4.6       Calculations. All calculations under this Section 4 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 4, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

4.7       No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional Warrant Shares or scrip representing fractional Warrant Shares upon the exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Warrant Agent shall, at the direction of the Company, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or the number of Warrant Shares to be issued shall be rounded up to the nearest whole number. The Warrant Agent shall have no obligation to make fractional payments provided by this Section 4.7 unless the Company shall have provided the necessary funds to pay in full all amounts due and payable with respect thereto.

5.	Transfer and Exchange of Warrants.

5.1       Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant Certificate representing an equal aggregate number of Warrants shall be issued and the old Warrant Certificate shall be cancelled by the Warrant Agent. The Warrant Certificates so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.2       Exchange of Warrants. A Holder has the right to elect at any time or from time to time a Warrant Exchange (as defined below) pursuant to a Warrant Certificate Request Notice (as defined below). Upon written notice by a Holder to the Warrant Agent for the exchange of some or all of such Holder’s Warrants evidenced by a Book-Entry Warrant Certificate for a Warrant Certificate evidencing the same number of Warrants, which request shall be in the form attached hereto as Exhibit B  (a “Warrant Certificate Request Notice”; and the date of delivery of such Warrant Certificate Request Notice by the Holder, the “Warrant Certificate Request Notice Date”; and the deemed surrender upon delivery by the Holder of a number of Warrants for the same number of Warrants evidenced by a Warrant Certificate, ready defined above, a “Warrant Exchange”), the Warrant Agent and the Company shall promptly effect the Warrant Exchange by the Company promptly issuing and delivering and shall promptly issue and deliver to the Holder a Warrant Certificate for such number of Warrants in the name set forth in the Warrant Certificate Request Notice. Such Warrant Certificate shall be dated the original issue date of the Warrants, shall be manually executed by an authorized signatory of the Company, and shall be in the respective forms attached hereto as Exhibit A. In connection with a Warrant Exchange, the Company agrees to send the Warrant Certificate to the Holder within two (2) Business Days of the Warrant Certificate Request Notice pursuant to the delivery instructions in the Warrant Certificate Request Notice (“Warrant Certificate Delivery Date”). If the Company fails for any reason to deliver to the Holder the Warrant Certificate subject to the Warrant Certificate Request Notice by the Warrant Certificate Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Warrant Shares evidenced by such Warrant Certificate (based on the VWAP of the Common Stock on the Warrant Certificate Request Notice Date), $10 per Business Day (increasing to $20 per Trading Day on the fifth Trading Day after such liquidated damages begin to accrue) for each Business Day after such Warrant Certificate Delivery Date until such Warrant Certificate is delivered or, prior to delivery of such Warrant Certificate, the Holder rescinds such Warrant Exchange. The Company covenants and agrees that, upon the date of delivery of the Warrant Certificate Request Notice, the Holder shall be deemed to be the holder of the Warrant Certificate and, notwithstanding anything to the contrary set forth herein, the Warrant Certificate shall be deemed for all purposes to contain all of the terms and conditions of the Warrants evidenced by such Warrant Certificate and the terms of this Agreement.

5.3       Procedure for Surrender of Warrant Certificates. Warrant Certificates may be surrendered to the Warrant Agent, together with a written request for exchange or transfer reasonably acceptable to Warrant Agent, duly executed by the Registered Holder thereof, or by a duly authorized attorney, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrant Certificates so surrendered, representing an equal aggregate number of Warrants; provided, however, that except as otherwise provided herein or in any Book-Entry Warrant Certificate, each Book-Entry Warrant Certificate may be transferred only in whole and only to the Depository, to another nominee of the Depository, to a successor depository, or to a nominee of a successor depository; provided further, however, that in the event that a Warrant Certificate surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant Certificate and issue new Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend; provided further, that any Warrant Certificate transfer request must submitted with an original signature and be accompanied by a medallion guarantee. Upon any such registration of transfer, the Company shall execute, and the Warrant Agent shall countersign and deliver, in the name of the designated transferee a new Warrant Certificate or Warrant Certificates of any authorized denomination evidencing in the aggregate a like number of unexercised Warrants.

5.4       New Warrants. Warrants may be divided or combined with other Warrants upon surrender to the Warrant Agent or Depository, as applicable, together with a written notice specifying the names and denominations in which new Warrants are to be issued, duly executed by the Holder thereof, or by a duly authorized agent or attorney, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants, in accordance with Sections 5.1 and 5.2, as requested by the Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants. All Warrants issued on transfers or exchanges shall be dated the initial issuance date of the original Warrants and shall be identical with the original Warrants except as to the number of Warrant Shares issuable pursuant thereto; provided, however, that except as otherwise provided herein or in any Book-Entry Warrant Certificate, each Book-Entry Warrant Certificate may be transferred only to the Depository, to another nominee of the Depository, to a successor depository, or to a nominee of a successor depository; provided further, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.5       Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which would result in the issuance of a Warrant Certificate or a Book-Entry Warrant Certificate for a fraction of a Warrant.

5.6       Service Charges. A service charge shall be made for any exchange or registration of transfer of Warrants, as negotiated between Company and Warrant Agent.

5.7       Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to deliver, in accordance with the terms of this Warrant Agreement, the Warrant Certificates required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrant Certificates duly executed on behalf of the Company for such purpose.

6.	LIMITATIONS ON EXERCISE. Neither the Warrant Agent nor the Company shall effect any exercise of any Warrant, and no Registered Holder shall have the right to exercise any portion of a Warrant, to the extent that after giving effect to the issuance of shares of Common Stock after exercise as set forth on the applicable Notice of Exercise, such Holder (together with such Holder’s Affiliates (as defined in Rule 405 under the Securities Act), and any other persons acting as a group together with such Holder or any of such Holder’s Affiliates (such persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by a Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon exercise of the Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of any Warrant beneficially owned by such Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 6, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, it being acknowledged by each Holder that neither the Warrant Agent nor the Company is representing to such Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and such Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 6 applies, the determination of whether a Warrant is exercisable (in relation to other securities owned by a Holder together with any Affiliates and Attribution Parties) and of which portion of a Warrant is exercisable shall be in the sole discretion of a Holder, and the submission of a Notice of Exercise shall be deemed to be such Holder’s determination of whether such Warrant is exercisable (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and of which portion of a Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and neither the Warrant Agent nor the Company shall have any obligation to verify or confirm the accuracy of such determination and neither of them shall have any liability for any exercises of a Warrant that are in non-compliance with the Beneficial Ownership Limitation. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within two Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including a Warrant, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of the Warrants. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 6, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of such Warrant held by the Holder and the provisions of this Section 6 shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company and shall only be effective with regard to such Holder. The provisions of this Section 6 shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6 to correct this subsection (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this Section 6 shall apply to a successor Holder.

7.	Other Provisions Relating to Rights of Holders of Warrants.

7.1       No Rights as Stockholder. Except as otherwise specifically provided herein, a Registered Holder, solely in its capacity as an owner of a Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant Agreement be construed to confer upon a Registered Holder, solely in its capacity as such, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Registered Holder of the Warrant Shares which it is then entitled to receive upon the due exercise of a Warrant. For the avoidance of doubt, ownership of a Warrant does not entitle the Registered Holder or any beneficial owner thereof to any of the rights of a stockholder.

7.2       Lost, Stolen, Mutilated, or Destroyed Warrants. Upon receipt by the Company and Warrant Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of any Warrant Certificate or any stock certificate relation to the Warrant Shares, and in case of loss, theft or destruction, upon receipt by the Company and the Warrant Agent of indemnity or security reasonably satisfactory to them (including an open penalty surety bond satisfactory to the Warrant Agent and holding it and the Company harmless), and upon surrender and cancellation of such Warrant Certificate or stock certificate, if mutilated, the Company may issue or cause the Warrant Agent to issue a new Warrant Certificate or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant Certificate or stock certificate.

7.3       Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Warrant Agreement.

7.4       Registration of Common Stock. The Company will use commercially reasonable efforts to maintain the effectiveness of the Registration Statement and the current status of the Prospectus or to file and maintain the effectiveness of another registration statement and another current prospectus covering the Warrants and the Warrant Shares until all Warrant Shares covered by such registration statement may be sold without restriction or limitation pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1).

8.	Redemption.

8.1       Right of Redemption. Not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time following the first anniversary of closing of the Offering and prior to the Expiration Date, at the office of the Warrant Agent, upon the notice referred to in Section 8.2, at the price of $0.18 per Warrant (subject to adjustment proportionate to any adjustment to the Warrant Price pursuant to Section 4.1) (the “Redemption Price”), provided, however, that the 10-day VWAP of the Common Stock is equal to or greater than the $10.56 per share (subject to adjustment proportionate to any adjustment to the Warrant Price pursuant to Section 4.1) for any period of ten (10) consecutive Trading Days, as reported by Bloomberg, ending prior to the notice of redemption to the Registered Holders and there is an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants current and available

8.2       Date Fixed for, and Notice of, Redemption. In the event the Company shall elect to redeem all of the Warrants pursuant to Section 8.1 (the “Redeemable Warrants”), the Company shall fix a date for the redemption. Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the date fixed for redemption to the Registered Holders of the Redeemable Warrants at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date sent whether or not the Registered Holder received such notice.

8.3       Exercise After Notice of Redemption. The Redeemable Warrants may be exercised for cash in accordance with Section 3.3.1 of this Warrant Agreement at any time after notice of redemption shall have been given by the Company pursuant to Section 8.2 hereof and prior to the time and date fixed for redemption. On and after the redemption date, the record holders of the Redeemable Warrants shall have no further rights except to receive the Redemption Price upon surrender of the Redeemable Warrants.

9.	Concerning the Warrant Agent and Other Matters.

9.1       Concerning the Warrant Agent. The Warrant Agent:

(i) shall have no duties or obligations other than those set forth herein and no duties or obligations shall be inferred or implied;

(ii) may rely on and shall be held harmless and protected by the Company in acting upon any certificate, statement, instrument, opinion, notice, letter, facsimile transmission, telegram or other document, or any security delivered to it, and believed by it to be genuine and to have been made or signed by the proper party or parties;

(iii) may rely on and shall be held harmless by the Company in acting upon written or oral instructions or statements from the Company with respect to any matter relating to its acting as Warrant Agent;

(iv) may consult with counsel satisfactory to it (including counsel for the Company) and shall be held harmless by the Company in relying on the written advice or written opinion of such counsel in respect of any action reasonably taken, suffered or omitted by it hereunder in accordance with such advice or written opinion of such counsel;

(v) solely shall make the final determination as to whether or not a Warrant received by Warrant Agent is duly, completely and correctly executed, and Warrant Agent shall be held harmless by the Company in respect of any action reasonably taken, suffered or omitted by Warrant Agent hereunder in accordance with its determination;

(vi) shall not be obligated to take any legal or other action hereunder which might, in its reasonable judgment, subject or expose it to any expense or liability unless it shall have been furnished with an indemnity satisfactory to it; and

(vii) shall not be liable or responsible for any failure of the Company to comply with any of the Company’s obligations relating to the Registration Statement or this Warrant Agreement, including without limitation obligations under applicable regulation or law.

9.2       Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of Warrant Shares upon the exercise of Warrants, but neither the Company nor the Warrant Agent shall be obligated to pay any transfer tax in respect of the Warrants or the Warrant Shares, and shall not register any transfer or issue or deliver any Warrant Certificate(s) or Warrant Shares unless or until the persons requesting the registration or issuance shall have paid to the Warrant Agent for the account of the Company the amount of such tax, if any, or shall have established to the reasonable satisfaction of the Company and the Warrant Agent that such tax, if any, has been paid.

9.3       Resignation, Consolidation, or Merger of Warrant Agent.

9.3.1       Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties hereunder after giving sixty (60) calendar days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of the Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. All cash and other payments, all register information, and all certificates and other property then held by the Warrant Agent shall be delivered by it to such successor Warrant Agent or as otherwise designated in writing by the Company, and the Warrant Agent shall retain all canceled certificates and related documentation as required by applicable law. Any successor Warrant Agent (but not including the initial Warrant Agent) shall be an entity in good standing and organized and existing under the laws of any jurisdiction in the United States, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

9.3.2       Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the Transfer Agent for the Common Stock not later than thirty (30) days before the effective date of any such appointment.

9.3.3       Merger or Consolidation of Warrant Agent. Any entity into which the Warrant Agent may be merged or with which it may be consolidated or any entity resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Warrant Agreement without any further act on the part of the Company or the Warrant Agent.

9.4          Fees and Expenses of Warrant Agent.

9.4.1       Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration in an amount separately agreed to between Company and Warrant Agent for its services as Warrant Agent hereunder and will reimburse the Warrant Agent upon demand for all reasonable out-of-pocket expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder. The Warrant Agent will deliver invoices for services rendered hereunder on a monthly basis.

9.4.2       Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, documents, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Warrant Agreement.

9.5          Liability of Warrant Agent.

9.5.1       Reliance on Company Statement. Whenever in the performance of its duties under this Warrant Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the President, Chief Executive Officer or Chief Financial Officer of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon, and be held harmless for such reliance upon, such statement for any action reasonably taken or suffered by it pursuant to the provisions of this Warrant Agreement, and shall not be held liable in connection with any delay in receiving such statement.

9.5.2       Indemnity. The Company covenants and agrees to indemnify and to hold the Warrant Agent harmless against any and all liabilities, costs, expenses (including reasonable fees of its legal counsel), losses, judgments, claims, or damages, which may be paid, incurred or suffered by or to which it may become subject, arising from or out of, directly or indirectly, any claims or liability resulting from its actions as Warrant Agent pursuant hereto; provided, that such covenant and agreement does not extend to, and the Warrant Agent shall not be indemnified with respect to, such costs, expenses, losses and damages incurred or suffered by the Warrant Agent as a result of, or arising out of, its gross negligence, bad faith, or willful misconduct.

Subject to its limitation of liability pursuant to Section 9.5.3, the Warrant Agent covenants and agrees to indemnify and hold the Company harmless against any and all liabilities, costs, expenses (including reasonable fees of its legal counsel), losses, judgments, claims, or damages, which may be paid, incurred or suffered by or to which it may become subject, arising from or out of, directly or indirectly, any claims or liability resulting from the Warrant Agent’s gross negligence, bad faith or willful misconduct.

9.5.3       Limitation of Liability. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith. Notwithstanding anything contained herein to the contrary, the Warrant Agent’s aggregate liability, if any, during the term of this Warrant Agreement with respect to, arising from, or arising in connection with this Warrant Agreement, or from all services provided or omitted to be provided under this Warrant Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid or payable hereunder by the Company to Warrant Agent as fees and charges (not including reimbursable expenses).

9.5.4       Disputes. In the event any dispute arises with respect to the proper interpretation of this Warrant Agreement or the Warrant Agent’s duties hereunder or the rights of the Company or of any Holder, the Warrant Agent shall not be required to act and shall not be held liable or responsible for refusing to act until the dispute has been judicially settled (and the Warrant Agent may, if it deems it advisable, but shall not be obligated to, file a suit in interpleader or for a declaratory judgment for such purpose) by final judgment rendered by a court of competent jurisdiction, binding on all parties interested in the matter which is no longer subject to review or appeal, or settled by a written document in form and substance satisfactory to the Warrant Agent and executed by the Company and each other interested party.

9.5.5       Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of any Warrant or the exercise of any Warrant, except with respect to verifying it is properly completed and executed; provided however that the Warrant Agent shall have no responsibility with respect to verifying whether the signature itself is true or correct; nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Warrant Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Warrant Shares to be issued pursuant to this Warrant Agreement or any Warrant or as to whether any Warrant Shares will, when issued, be validly issued and fully paid and nonassessable.

9.5.6       Instructions. From time to time, the Company may provide the Warrant Agent with instructions concerning the services performed by the Warrant Agent hereunder. In addition, at any time the Warrant Agent may apply to any officer of the Company for instruction, and may consult with legal counsel for the Warrant Agent or the Company with respect to any matter arising in connection with the services to be performed by the Warrant Agent under this Warrant Agreement. Warrant Agent and its agents and subcontractors shall not be liable and shall be indemnified by the Company for any action reasonably taken, suffered or omitted to be taken by Warrant Agent in reliance upon any written Company instructions or upon the written advice or written opinion of such counsel. The Warrant Agent shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Company. Furthermore, the Warrant Agent shall not be required to take notice or be deemed to have notice of any event or condition under this Warrant Agreement, including any event or condition that may require action by the Warrant Agent, unless the Warrant Agent shall be specifically notified in writing of such event or condition by the Company, and all notices or other instruments required by this Warrant Agreement to be delivered to the Warrant Agent must, in order to be effective, be received by the Warrant Agent as specified in Section 10.2 hereof, and in the absence of such notice so delivered, the Warrant Agent may conclusively assume no such event or condition exists.

9.6       Ambiguity or Uncertainty. In the event the Warrant Agent believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Warrant Agent hereunder, the Warrant Agent, may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to the Company, any Holder, or any other person or entity for refraining from taking such action, unless the Warrant Agent receives written instructions signed by the Company which eliminates such ambiguity or uncertainty to the satisfaction of Warrant Agent.

9.7       Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Warrant Agreement and agrees to perform the same upon the terms and conditions herein set forth and, among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all moneys received by the Warrant Agent for the purchase of Warrant Shares through the exercise of Warrants.

9.8       Bank Accounts. The Company acknowledges that the bank accounts maintained by the Warrant Agent in connection with the services provided under this Agreement will be in its name and that the Warrant Agent may receive interest in connection with the deposit of funds received pursuant to this Agreement, and such interest shall be delivered to the Company. The Warrant Agent shall have no responsibility or liability for any diminution of the funds that may result from any deposit made by the Warrant Agent in accordance with this paragraph, including any losses resulting from a default by any bank.

9.9       Survival. The provisions of this Section 9 shall survive the termination of this Warrant Agreement and the resignation, removal, or replacement of the Warrant Agent.

10.	Miscellaneous Provisions.

10.1       Successors. All the covenants and provisions of this Warrant Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

10.2       Notices. Any notices, consents, waivers or other document or communications required or permitted to be given or delivered under the terms of this Warrant Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, if delivered personally; (ii) when sent, if sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); (iii) when sent, if sent by e-mail (provided that such sent e-mail is kept on file (whether electronically or otherwise) by the sending party and the sending party does not receive an automatically generated message from the recipient’s e-mail server that such e-mail could not be delivered to such recipient) and (iv) if sent by overnight courier service, one (1) Business Day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same. If notice is given by facsimile or email, a copy of such notice shall be dispatched no later than the next Business Day by first class mail, postage prepaid. Notwithstanding the foregoing, notice may only be given by facsimile or email if a facsimile number or email address is provided for such party in this Section 10.2. The addresses, facsimile numbers and e-mail addresses for such communications shall be:

If to the Company:

Atossa Genetics Inc.
107 Spring Street

Seattle, WA 98104

Attn: Finance Department

Facsimile: 206-902-9658

kyle.guse@atossagenetics.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

555 Mission Street, Suite 3000

San Francisco, CA 94105

Attention: Ryan A. Murr

Facsimile: (415) 374-8430

E-mail: RMurr@gibsondunn.com

If to the Warrant Agent:

VStock Transfer, LLC

18 Lafayette Place

Woodmere, NY 11598

Attn: Operations

Facsimile: 646-536-3179

If to a Holder, to its address, facsimile number or e-mail address set forth on the books and records of the Company, the Transfer Agent or the Warrant Agent.

Or, in each of the above instances, to such other address, facsimile number or e-mail address and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party at least five (5) days prior to the effectiveness of such change.

10.3       Applicable Law. The validity, interpretation, and performance of this Warrant Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Warrant Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 10.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

10.4       Persons Having Rights under this Warrant Agreement. Nothing in this Warrant Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy, or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Warrant Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders.

10.5       Examination of this Warrant Agreement. A copy of this Warrant Agreement shall be available at all reasonable times, upon reasonable notice, at the office of the Warrant Agent, for inspection by any Registered Holder. The Warrant Agent may require any such Holder to submit his Warrant for inspection by it.

10.6       Counterparts. This Warrant Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Warrant Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

10.7       Effect of Headings. The Section headings herein are for convenience only and are not part of this Warrant Agreement and shall not affect the interpretation thereof.

10.8       Amendments. This Warrant Agreement may be amended by the parties hereto without the consent of any Holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Holders. All other modifications or amendments, including any amendment to increase the Exercise Price or shorten the Exercise Period, shall require the written consent of the Company and each Holder to which such modifications or amendments will apply. As a condition precedent to the Warrant Agent’s execution of any amendment, the Company shall deliver to the Warrant Agent a certificate from a duly authorized officer of the Company that states that the proposed amendment is in compliance with the terms of this Section 10.8. The Company shall provide prompt written notice to the Warrant Agent of any amendment of a Warrant.

10.9       Severability. This Warrant Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Warrant Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Warrant Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

10.10       Force Majeure. In the event either party is unable to perform its obligations under the terms of this Warrant Agreement because of acts of God, strikes, failure of carrier or utilities, equipment or transmission failure, damage that is reasonably beyond its control, terrorist acts, war, or civil unrest, or any other cause that is reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes. Performance under this Warrant Agreement shall resume when the affected party or parties are able to perform substantially that party’s duties.

10.11       Confidentiality. The Warrant Agent and the Company agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public information about the Holders, which are exchanged or received pursuant to the negotiation or the carrying out of this Warrant Agreement, including the fees for services, shall remain confidential, and shall not be voluntarily disclosed to any other person without the other party’s written consent, except as may be required by law, including, without limitation, pursuant to subpoenas from state or federal government authorities; and provided, that any disclosure of applicable information to DTC shall not be deemed a violation of this Section 10.11.

10.12       Consequential Damages. Notwithstanding anything in this Warrant Agreement to the contrary, neither party to this Warrant Agreement shall be liable to the other party for any consequential, indirect, special, punitive, or incidental damages under any provision of this Warrant Agreement or for any consequential, indirect, punitive, special or incidental damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility or likelihood of such damages.

10.13       Termination. The Company may terminate this Warrant Agreement upon 60 days prior written notice to the Warrant Agent; provided that such termination shall not affect the survival of Section 9 hereunder. In the event of such termination the Company will appoint a successor Warrant Agent pursuant to Section 9.3.1.

10.14       Assignment. Neither this Warrant Agreement nor any rights or obligations hereunder may be assigned by Company or Agent without the written consent of the other; provided, however, that the Agent may, without further consent of the Company, assign any of its rights and obligations hereunder to an affiliated agent registered under Rule 17Ac2-1 promulgated under the Exchange Act.

[Signature page follows.]

IN WITNESS WHEREOF, this Warrant Agency Agreement has been duly executed by the parties hereto as of the day and year first above written.

ATOSSA GENETICS INC.

By:	/s/ Kyle Guse
Name: Kyle Guse
Title: Chief Financial Officer, General Counsel and Secretary

VSTOCK TRANSFER, LLC

By:	/s/ Yoel Goldfeder
Name: Yoel Goldfeder
Title: CEO

[Signature Page to Warrant Agency Agreement]

Exhibit A

Form of Warrant Certificate

See Attached.

[Form of Warrant Certificate]

[FACE]

Number: [●]	Warrants to purchase ________ shares

Date of Issue:

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO
THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR
IN THE WARRANT AGREEMENT DESCRIBED BELOW

ATOSSA GENETICS INC.

Warrant Certificate

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling ________________________ or his assigns (the “holder”) on exercise to receive shares of Common Stock and are issued or to be issued pursuant to a Warrant Agency Agreement dated as of May [31], 2018 (the “Warrant Agreement”), duly executed and delivered by the Company to VStock Transfer, LLC, a corporation having its principal offices in Woodmere, New York, as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. Notwithstanding the foregoing or anything else herein or in the Warrant Agreement to the contrary, for so long as the holder continues to hold the Warrant, such holder shall not enter into any short sale or similar transaction with respect to the Common Stock.  The holder of Warrants evidenced by this Warrant Certificate may exercise them by delivering (i) this Warrant Certificate, or, in the case of a Book-Entry Warrant Certificate (as defined in the Warrant Agreement), the Warrants to be exercised (the “Book-Entry Warrants”) as shown on the records of The Depository Trust Company (the “Depository”) to an account of the Warrant Agent at the Depository designated for such purpose in writing by the Warrant Agent to the Depository, (ii) an election to purchase (“Exercise Notice”), properly executed by the holder hereof on the reverse of this Warrant Certificate or properly executed by the institution in whose account the Warrant is recorded on the records of the Depository (the “Participant”), and substantially in the form included on the reverse of this Warrant Certificate and (iii) the Warrant Price for each Warrant to be exercised in lawful money of the United States by certified or official bank check or by bank wire transfer in immediately available funds, in each case payable to the Warrant Agent, unless a “cashless exercise” is permitted under the Warrant Agreement.

In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised. If fewer than all the Warrants evidenced by a Book-Entry Warrant Certificate are exercised, a notation shall be made to the records maintained by the Depository, its nominee for each Book-Entry Warrant Certificate, or a Participant, as appropriate, evidencing the balance of the Warrants remaining after such exercise.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the shares of Common Stock to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the shares of Common Stock is current, except through “cashless exercise” as provided for in the Warrant Agreement.

The Warrant Agreement provides that upon the occurrence of certain events the number of shares of Common Stock issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in a share of Common Stock, the Company shall, upon exercise, either round up to the nearest whole number of shares of Common Stock to be issued to the holder of the Warrant or pay such holder cash for such fractional share in the Company’s sole discretion.

Warrant Certificates, when surrendered at the office of the Warrant Agent designated for such purposes by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed as of the date first written above.

ATOSSA GENETICS INC.

By:
Name:
Title:

[Signature Page to Warrant Certificate]

NOTICE OF EXERCISE
(To Be Executed Upon Exercise of Warrant)

CASH EXERCISE:

The undersigned hereby irrevocably elects to exercise the rights represented by this Warrant Certificate to receive ___________ shares of Common Stock and herewith tenders payment for such shares to the order of Atossa Genetics Inc. (the “Company”) in the amount of $_________ in accordance with the terms hereof. The undersigned requests that a certificate for such shares be registered in the name of _______________________, whose address is _______________________, and that such shares be delivered to _______________________,  whose address is _______________________. If said number of shares is less than all of the shares of Common Stock purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares be registered in the name of _______________________, whose address is _______________________, and that such Warrant Certificate be delivered to _______________________, whose address is _______________________.

CASHLESS EXERCISE:

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise, (i) the number of shares that this Warrant is exercisable for would be determined in accordance with section 3.3.2 of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following:

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive shares of Common Stock. If said number of shares is less than all of the shares of Common Stock purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares be registered in the name of _______________________, whose address is _______________________, and that such Warrant Certificate be delivered to _______________________, whose address is _______________________.

Date: ____________________, 20__

[Signature page follows.]

Name: Title:

Address:

Tax Identification Number:

Signature must conform in all respects to the name of the holder as specified on the face of this Warrant Certificate. If Warrant Shares, or a Warrant Certificate evidencing unexercised Warrants, are to be issued in a name other than that of the registered holder hereof or are to be delivered to an address other than the address of such holder as shown on the books of the Warrant Agent, the above signature must be guaranteed by a an Eligible Guarantor Institution (as that term is defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended).

Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO RULE 17Ad-15).

[Signature Page to Warrant Certificate Notice of Exercise]

ASSIGNMENT

(FORM OF ASSIGNMENT TO BE EXECUTED IF WARRANT HOLDER

DESIRES TO TRANSFER WARRANTS EVIDENCED HEREBY)

FOR VALUE RECEIVED, ______ HEREBY SELL(S), ASSIGN(S) AND TRANSFER(S) UNTO

(Please insert socials security or other
identifying number of assignee)

(Please print name and address
including zip code of assignee)

the rights represented by the within Warrant Certificate and does hereby irrevocably constitute and appoint ______ Attorney to transfer said Warrant Certificate on the books of the Warrant Agent with full power of substitution in the premises.

Date: ____________________, 20__

[Signature page follows.]

[Signature Page to Warrant Certificate Assignment]

Name: Title:

Address:

Tax Identification Number:

Signature must conform in all respects to the name of the holder as specified on the face of this Warrant Certificate. If Warrant Shares, or a Warrant Certificate evidencing unexercised Warrants, are to be issued in a name other than that of the registered holder hereof or are to be delivered to an address other than the address of such holder as shown on the books of the Warrant Agent, the above signature must be guaranteed by a an Eligible Guarantor Institution (as that term is defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended).

Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO RULE 17Ad-15).

[Signature Page to Warrant Certificate Assignment]

Exhibit B

Form of Warrant Certificate Request Notice

WARRANT CERTIFICATE REQUEST NOTICE

To: VStock Transfer, LLC as Warrant Agent for Atossa Genetics, Inc. (the “Company”)

The undersigned Holder of Common Stock warrants (“Warrants”) represented by a Book-Entry Warrant Certificate issued by the Company hereby elects to receive a Warrant Certificate evidencing the Warrants held by the Holder as specified below:

1.	Name of Holder of Warrants represented by a Book-Entry Warrant Certificate: _____________________________

2.	Name of Holder in Warrant Certificate (if different from name of Holder represented by a Book-Entry Warrant Certificate): ________________________________

3.	Number of Warrants in name of Holder represented by a Book-Entry Warrant Certificate: ___________________

4.	Number of Warrants for which Warrant Certificate shall be issued: __________________

5.	Number of Warrants in name of Holder represented by a Book-Entry Warrant Certificate after issuance of Warrant Certificate, if any: ___________

6.	Warrant Certificate shall be delivered to the following address:

______________________________

______________________________

______________________________

______________________________

The undersigned hereby acknowledges and agrees that, in connection with this Warrant Exchange and the issuance of the Warrant Certificate, the Holder is deemed to have surrendered the number of Warrants in represented by a Book-Entry Warrant Certificate in the name of the Holder equal to the number of Warrants evidenced by the Warrant Certificate.

[SIGNATURE OF HOLDER]

Name of Investing Entity:

____________________________________________________

Signature of Authorized Signatory of Investing Entity:

______________________________

Name of Authorized Signatory:

________________________________________________

Title of Authorized Signatory:

_________________________________________________

Date:

_______________________________________________________________